2005 Short Term Incentive (STI) Plan

Purpose: to focus management on business challenges and opportunities within their control in the current year. While current year results should be maximized, it should be done in context with the steady, long-term development of the company and its franchise with consumers.

Composition:

1.
The Short Term Incentive score is created by using the Core Business Performance Matrix (as defined below) based upon Company results as externally reported to shareholders. Net Income is no longer a component of the formula.

2.
An STI “pool” is created by multiplying the STI performance score by the STI target percentage for each position and the paid salary of the individual. Management will recommend to the Compensation Committee any variances from the calculated amounts for each manager in the Plan based on that individual’s performance and contributions for the year.

3.
After approval of the Plan and communication of the Plan to management, the “pool amount” result of this Plan may not be subsequently modified without the affirmative vote of 2/3 of the full Compensation Committee and 2/3 of the full Board.

4.
Any revisions to this STI Plan, such as to the Core Business matrix for a subsequent year, are to be completed and approved by the Compensation Committee and the Board by September 30th of the year prior to the change taking effect.

5.	Bonus accruals are included in underwriting results.

Core Business Performance Matrix:

1.	Combined Ratio - calculated as the total Company combined ratio.

2.	Growth - calculated as the percentage growth in direct written premium.

3.	Results will be on a Calendar Year GAAP basis as externally reported to shareholders.

4.	Specifically excluded from results:

a.	Investment income, financing costs, income taxes, etc.

b.	SB1899, Northridge and similar pre 2003 earthquakes and Homeowners insurance exposures

c.	One time adjustments in Capitalized assets, such as for IT.

5.	Specifically includes the impact of new earthquakes, fire, flood and other natural disasters affecting the personal auto business.

6.	Specifically included is the revenue and profitability from cross-selling products to our customers. These products may be underwritten by 21st or other companies.

7.	Results will be placed against the attached matrix to produce a STI Performance Score. Results falling between the listed points will be interpolated.

2005 Core Business Performance Matrix:
		Calendar Year GAAP Combined Ratio:
		94	95	96	97	98	99	100	101	102
% Growth in DWP	30%	200	185	170	145	120	100	85	50	0
	25%	180	165	150	130	100	85	50	0	0
	20%	165	150	125	110	75	50	0	0	0
	15%	145	125	100	75	50	25	0	0	0
	10%	130	105	85	65	35	20	0	0	0
	5%	105	90	70	55	25	15	0	0	0
	0%	75	65	50	40	20	10	0	0	0
	-5%	40	30	25	0	0	0	0	0	0

•	Numbers in tables represent % of target bonus to be paid.
•	Actual results are interpolated between chart values.

TARGET STI AS A PERCENTAGE OF BASE SALARY
CEO	150%
Operating Committee Officers	75%
Other Officers	50%
Managers	25%